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                      THE GAP, INC. AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER SHARE

                                      Thirteen Weeks Ended              Thirty-Nine Weeks Ended

                               November 1, 1997 November 2, 1996 November 1, 1997 November 2, 1996
Net earnings ($000)                 $ 164,523         $134,310        $ 318,285        $281,673

Weighted average shares of
common stock outstanding
during the period                 266,784,436      281,746,335      269,982,251     285,302,456

Add incremental shares
from assumed exercise of stock
options (primary)                   7,258,911        3,791,197        5,636,174       3,729,777

                                  274,043,347      285,537,532      275,618,425     289,032,233

Primary earnings per share        $      0.60      $      0.47      $      1.15     $      0.97

Weighted average shares of
common stock outstanding
during the period                 266,784,436      281,746,335      269,982,251     285,302,456

Add incremental shares from
assumed exercise of stock
options (fully-diluted)             7,890,377        3,790,834        7,740,007       3,732,400

                                  274,674,813      285,537,169      277,722,258     289,034,856

Fully-diluted earnings
per share                         $      0.60      $      0.47      $      1.15     $      0.97




NOTE:
 (1) The information provided above is presented in accordance with Regulation S-K, Item 601(b)(11), while net earnings per share on the Consolidated Statements of Earnings is presented in accordance with APB Opinion 15. The information in this exhibit is not required under APB Opinion 15, as the difference between primary and fully-diluted earnings per share and earnings per share calculated on a weighted average share bases is less than 3%.

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